Exhibit 21.1

List of Subsidiaries

Aikido Labs LLC

Dominari Financial Heritage Strategies LLC

Dominari Financial LLC

Dominari IM LLC

Dominari Master SPV LLC

Dominari Manager LLC

Dominari Securities LLC